Exhibit 99.1

2013

Second Quarter

             Report

Message to Our Stockholders:

I am pleased to report to you the financial information and the progress of National Bankshares, Inc. through June 30, 2013.

For the second quarter of 2013, National Bankshares, Inc. had net income of over $4.43 million, an increase of 2.19% over net income for the quarter ended June 30, 2012. Basic earnings per share were $0.64 which compares to $0.63 for second quarter of 2012. The return on average assets for the second quarter remained unchanged at 1.62% when compared to 2012. The return on average equity was 11.57% and 11.90% for the same two periods. Year-to-date net income was above $8.65 million. The Company had total assets of $1.09 billion at June 30, 2013.

Of particular note, our Board approved a dividend of $0.54 per share which was 1.89% higher than the semi-annual dividend that was paid on June 1, 2012. Our ability to provide stockholders with this return on their investments shows our financial strength and stability.

Compression of the net interest margin because of historically low interest rates is still having an impact on the level of net interest income. While the market has shown signs that rates may rise, the Federal Reserve has indicated it will restrain rates through 2014 to assist with the economic recovery. Total interest income declined slightly from about $24.30 million for the six months ended June 30, 2012 to almost $23.16 million for this year while total interest expense was down from over $4.13 million to close to $3.23 million during the same period in 2013. The result was net interest income of $19.93 million at June 30 of this year.

As we move through the second half of the year, we look forward to the National Bank bankcard system upgrades that will result in an even better customer experience. These upgrades include new technologies to better serve our customers. We will continue to refine our operations to take the best possible advantage of opportunities to provide customers with the broadest range of products and services available. But, most importantly, our employees will remain focused on sticking to the basics of offering the very best in community banking.

On behalf of the directors and the employees, I thank you for your support and continued investment.

James G. Rakes Chairman, President and Chief Executive Officer

National Bankshares

101 Hubbard Street / P.O. Box 90002

Blacksburg, Virginia 24062-9002

National Bankshares, Inc.

Board of Directors

Lawrence J. Ball

President

Moog Components Group

John E. Dooley

Chief Executive Officer

Virginia Tech Foundation, Inc.

Charles E. Green, III

Financial Planner

AXA Advisors, LLC

Jack M. Lewis

President

New River Community

College

Mary G. Miller

President

Interactive Design & Development, Inc.

William A. Peery

President

Cargo Oil Co., Inc.

James G. Rakes

Chairman, President and CEO,

National Bankshares, Inc.;

Chairman, President and CEO,

National Bank;

Chairman, President and CEO,

National Bankshares Financial Services, Inc.

Glenn P. Reynolds

President

Reynolds Architects

Incorporated

James M. Shuler

Vice Chairman of the Board

Virginia House of

Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner. We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve. We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

National Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except for per share data)	June 30, 2013	June 30, 2012
Assets
Cash and due from banks	$13,474	$13,140
Interest-bearing deposits	63,731	105,102
Securities available for sale, at fair value	207,362	189,768
Securities held to maturity (fair value $163,884 in 2013 and $155,654 in 2012)	166,915	146,451
Mortgage loans held for sale	1,950	1,395
Loans:
Loans, net of unearned income and deferred fees	588,061	586,223
Less: allowance for loan losses	(7,952)	(8,168)
Loans, net	580,109	578,055
Bank premises and equipment, net	10,222	10,618
Accrued interest receivable	6,291	6,273
Other real estate owned, net	969	871
Intangible assets	8,837	9,918
Bank-owned life insurance	20,858	20,170
Other assets	10,368	6,507
Total assets	$1,091,086	$1,088,268

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$144,164	$146,899
Interest-bearing demand deposits	461,662	423,272
Savings deposits	73,095	65,398
Time deposits	259,600	299,869
Total deposits	938,521	935,438
Other borrowed funds	---	---
Accrued interest payable	126	173
Other liabilities	6,901	5,970
Total liabilities	945,548	941,581

Stockholders' Equity
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,947,974 shares in 2013 and 6,939,974 shares in 2012	8,685	8,675
Retained earnings	149,061	139,036
Accumulated other comprehensive loss	(12,208)	(1,024)
Total stockholders' equity	145,538	146,687
Total liabilities and stockholders' equity	$1,091,086	$1,088,268

National Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	June 30, 2013	June 30, 2012
($ in thousands, except for per share data)
Interest Income
Interest and fees on loans	$16,511	$17,631
Interest on interest-bearing deposits	116	127
Interest on securities - taxable	3,264	3,371
Interest on securities - nontaxable	3,266	3,167
Total interest income	23,157	24,296

Interest Expense
Interest on time deposits of $100,000 or more	498	816
Interest on other deposits	2,729	3,319
Interest on other borrowed funds	---	---
Total interest expense	3,227	4,135
Net interest income	19,930	20,161
Provision for loan losses	1,026	1,776
Net interest income after provision for loan losses	18,904	18,385

Noninterest Income
Service charges on deposit accounts	1,213	1,282
Other service charges and fees	102	90
Credit card fees	1,593	1,634
Trust income	600	766
Bank-owned life insurance	364	400
Other income	340	211
Realized securities gains (losses), net	84	52
Total noninterest income	4,296	4,435

Noninterest Expense
Salaries and employee benefits	5,932	5,910
Occupancy and furniture and fixtures	836	794
Data processing and ATM	811	816
FDIC assessment	272	210
Credit card processing	1,198	1,210
Intangibles and goodwill amortization	540	542
Net costs of other real estate owned	140	151
Franchise taxes	523	388
Other operating expenses	1,809	1,421
Total noninterest expense	12,061	11,442
Income before income tax expense	11,139	11,378
Income tax expense	2,488	2,609
Net income	$8,651	$8,769
Basic net income per share	$1.25	$1.26

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the July 26, 2013 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company’s web site at www.nationalbankshares.com.